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                                                                 EXHIBIT 11.01




                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
               (Unaudited, In Thousands, except per share amounts)

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                                                         Year Ended        Three Months Ended
                                                        December 31,          December 31,
                                                        ------------          ------------
                                                      1996        1995       1996        1995
                                                      ----        ----       ----        ----


Primary earnings per share:


Shares used in computing earnings per share:


  Weighted average number of shares outstanding:     10,062      10,604      9,776      10,538


  Assuming  exercise of options reduced by the
   number of shares which could have been purchased
   at average stock price with proceeds from
   exercise of such options                             469         534        464         503
                                                     ------      ------     ------      ------


Common stock and common stock equivalents            10,531      11,138     10,240      11,041


Earnings:


Net Income                                          $26,725     $22,174     $7,287      $5,915


Earnings per common and common equivalent share       $2.54       $1.99      $ .71       $ .54





Earnings per share - assuming full dilution:


Shares used in computing earnings per share:


  Weighted average number of shares outstanding      10,062      10,604      9,776      10,538


  Assuming  exercise of options reduced by the
   number of shares which could have been purchased
   at period end stock price with proceeds from
   exercise of such options                             505         548        477         504
                                                     ------      ------     ------      ------


Common stock and common stock equivalents            10,567      11,152     10,253      11,042


Earnings:


Net Income                                          $26,725     $22,174     $7,287      $5,915


Earnings per common share assuming full dilution      $2.53       $1.99      $ .71       $ .54


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